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                                                                    EXHIBIT 23.3



          CONSENT OF DIRECTOR, DIRECTOR NOMINEE, OR EXECUTIVE OFFICER
                              PERFUMANIA.COM, INC.

         I, DANIEL SAWICKI, am a Director, Director-nominee or Executive Officer of perfumania.com, inc. (the "Company").

         I hereby consent to the inclusion of my name and biographical information in the Company's Registration Statement to be filed with the Securities and Exchange Commission on Form S-1 (the "Registration Statement") and any amendment(s) thereto, in connection with the Company's initial public offering. I understand that my name and biographical information will be included for the sole purpose of identifying and describing the directors and officers of the Company in accordance with the Securities Act of 1933 and the rules promulgated thereunder. I acknowledge that information about me will be published, distributed and publicly available and waive any claims that I may assert against the Company as a result of the inclusion of such information in the Registration Statement.

         IN WITNESS WHEREOF, I have executed this Consent on this the first day of June, 1999.


                                                /s/ Daniel Sawicki
                                                -------------------------------
                                                Daniel Sawicki



Acknowledged and Accepted
by perfumania.com, inc. on this
the first day of June, 1999.

perfumania.com, inc.


/s/ Ilia Lekach
-------------------------------
Ilia Lekach
Its President